Exhibit 10.4

INTERCREDITOR AGREEMENT

This INTERCREDITOR AGREEMENT, dated as of January 24, 2006, is made by and between Carl E. Berg (“Berg”), on one hand, and the purchasers of Senior Secured Convertible Notes due January 1, 2011 issued by Focus Enhancements, Inc., a Delaware corporation (the “Company”) who are identified on Exhibit A attached hereto, (the “Purchasers”) and Ingalls & Snyder LLC, a New York limited liability company, as agent for the Purchasers (“Purchasers’ Agent”), on the other hand.

RECITALS

A.                                   Collectively, the Purchasers have purchased $10,000,000 of Senior Secured Convertible Notes Due January 1, 2011 (the “Notes”) from the Company pursuant to a Senior Secured Convertible Note Purchase Agreement dated as of the same date as this Agreement, which Notes are secured by all of the assets of the Company pursuant to a Security Agreement dated as of the same date as this Agreement (the “Purchasers’ Security Interest”).

B.                                     Berg has previously guarantied a Loan and Security Agreement, dated as of November 15, 2004, as amended subsequently through December 1, 2005 (“Bank Loan Agreement”) between Venture Banking Group, a division of Greater Bay Bank N.A. (“Bank”) and the Company pursuant to an Unconditional Guaranty dated as of November 15, 2004, which guaranty is secured by all of the assets of the Company under a Security Agreement between Berg and the Company dated as of October 26, 2000, as amended subsequently through December 1, 2005 (the “Berg Security Interest”).

C.                                     The Bank and Berg are parties to an Intercreditor Agreement (the “Bank Intercreditor Agreement”) dated as of November 15, 2004, which has been amended to all the Purchasers as additional parties.

D.                                    This Agreement provides for certain matters of repayment and sharing of Collateral between Berg and the Purchasers.

NOW THEREFORE, the parties agree as follows:

1.               Bank Collateral.  As used in this Agreement, “Bank Collateral” means all of the Company’s present and future “Accounts” (such term as most broadly defined in the Bank Loan Agreement and the California Uniform Commercial Code in effect on the date hereof), and all proceeds of these Accounts.

2.               Collateral.  As used in this Agreement, “Collateral” means all of the property of the Company now owned and hereafter acquired.

3.               Pro Rata Security Interest and Subordination.

(a)          To the extent that the total amount of debt secured by the Berg Security Interest does not exceed $6,500,000 plus all accrued and unpaid interest and fees and expenses collectible under the applicable loan documents (the “Maximum Priority Debt Amount”), the Purchasers agree that all security interests in Bank Collateral and Creditor Collateral shall be shared pro rata by Berg and the Purchasers based on the outstanding payment obligations of the Company to Berg, if any under the Unconditional Guaranty and the Purchasers under the Notes, subject to the first priority security interest of Bank in Bank Collateral pursuant to the Bank Intercreditor Agreement to the extent, and only to the extent, debt remains owed to the Bank by the Company under the Bank Loan Agreement.  Berg agrees that the Purchasers shall have priority over Berg with respect to all Collateral to the extent the total debt to Berg and Bank exceeds the Maximum Priority Debt Amount and that the Purchasers shall be entitled to the value or proceeds of all such Collateral to the extent of such excess amount of debt.  In the event any Collateral is being sold or otherwise disposed of by Berg pursuant to rights under the Berg Security Interest or by or for the Purchasers pursuant to the Purchasers’ Security Interest in connection with the liquidation of Company assets after an event of default, the party selling or otherwise disposing of such Collateral shall apply the proceeds thereof pro rata in respect of its share of the total debt then owed by the Company to Berg and the Purchasers, may deduct the other party’s pro rata share of the collectible enforcement fees and expenses and shall pay over the remaining share to the other party (so long as the debt to Berg does not exceed the Maximum Priority Debt Amount).  Thus, by way of example, but not of limitation, if the total debt owed by the Company to Berg is $6,500,000 and the total debt owed by the Company to the Purchasers is $10,000,000, upon a sale of Collateral by Berg that realizes gross proceeds of $2,000,000, Berg can retain $787,879 plus 60.61% of the expenses of sale, and must pay over to the Purchasers or to the Purchasers’ Agent for their respective accounts, all remaining proceeds.

(b)         The priorities specified in this Agreement shall be applicable irrespective of the time or order of attachment or perfection of any security interest or the time or order of filing of any financing statements or other documents, or the giving of any notices of purchase money security interests or other notices, or possession of any Collateral, or any statutes, rules or law, or court decisions to the contrary.

(c)          The subordinations and priorities specified in this Agreement are expressly conditioned upon the nonavoidability and perfection of the security interest to which another security interest is subordinated, and if the security interest to which another security interest is subordinated is not perfected or is avoidable, for any reason, then the subordinations and relative priority provided for in this Agreement shall not be effective as to the particular Collateral which is the subject of the unperfected or avoidable security interest.

(d)         Berg agrees that if there is an event of default by the Company under the Bank Loan Agreement (as such an event is defined thereunder) which is not cured, or otherwise resolved as evidenced by the Bank’s withdrawal of the notice of default, within 30 days after notice of the default is given to the Company, he will pay all amounts then owed to Bank by the Company that are subject to his Unconditional Guaranty and will acquire the Bank Security Interest, which he will hold subject to and in accordance with the terms of this Agreement.

4.               Termination Statements.  In the event any Collateral is being sold or otherwise disposed of in connection with the liquidation of assets upon or after an event of default under any present or future instrument or agreement between the Company and Berg, or by the Purchasers’ Agent pursuant to any present or future instrument or agreement between the

Company and the Purchasers, each such party to this Agreement shall promptly deliver to the other a notice thereof, and each party agrees to promptly execute and deliver to the other, upon its request, all appropriate UCC termination statements or partial releases with respect to any such Collateral.

5.               Purchasers’ and Berg’s Rights.  The Purchasers and Berg each agree that the other may at any time, and from time to time, without the consent of the other party and without notice to the other party, renew or extend any of the indebtedness, liabilities or obligations owing to it from the Company (the “Secured Obligations”) or that of any other person at any time directly or indirectly liable for the payment of any Secured Obligations, accept partial payments of the Secured Obligations, settle, release (by operation of law or otherwise), compound, compromise, collect or liquidate any of the Secured Obligations, make loans or advances to the Company secured in whole or in part by Collateral or refrain from making any loans or advances to the Company, change, alter or vary the interest charge on, or any other terms or provisions of the Secured Obligations or any present or future instrument, document or agreement with the Company, and take any other action or omit to take any other action with respect to its Secured Obligations or its Collateral as it deems necessary or advisable in its sole discretion.  The Purchasers and Berg each waive any right to require the other to marshal any Collateral or other assets in favor of it or against or in payment of any or all of its Secured Obligations.

6.               No Commitment by Berg or the Purchasers.  It is understood and agreed that this Agreement shall in no way be construed as a commitment or agreement by the Purchasers or Berg to continue financing arrangements with the Company, and that the Purchasers and Berg, subject to the terms of such financing arrangements, may terminate such arrangements at any time.

7.               Insurance.  The Purchasers and Berg each having a pro rata security interest or lien in the Collateral shall, subject to such Purchaser’s or Berg’s rights under its agreements with the Company and to the Bank Intercreditor Agreement, have the right to any settlement of any insurance policy in the event of any loss pro rata by Berg and the Purchasers based on the then outstanding payment obligations of the Company to Berg and the Purchasers pursuant to the Notes.

8.               Bankruptcy Financing.  In the event of any financing of the Company by the Purchasers or Berg during any Bankruptcy, arrangement, or reorganization of the Company, each of Berg and the Purchasers agrees that the other’s “Secured Obligations” shall include without limitation all indebtedness, liabilities and obligations incurred by the Company in any such proceeding, and the other’s “Collateral” shall include without limitation all Collateral arising during any such proceeding, and this Agreement shall continue to apply during any such proceeding.

9.               Notices of Default; Consultation.  Berg and the Purchasers agree to use their best efforts to give to the other copies of any written notice of the occurrence or existence of an event of default sent to the Company, simultaneously with the sending of such notice to the Company, and to consult with each other for a reasonable period, not to exceed 60 days, as to enforcement of their respective remedies against the Company and its property, but the failure to do so shall not affect the validity of such notice or create a cause of action against or liability on the part of the party failing to give such notice, nor shall it create any claim or right on behalf of the other party, the Company or any third party.  The sending of such notice shall not give the recipient the obligation to cure such default or event of default.

10.         No Contest.  Neither Berg nor the Purchasers shall contest the validity, perfection, priority or enforceability of any lien or security interest granted to the other, and each agrees to cooperate in the defense of any action contesting the validity, perfection, priority or enforceability of such liens or security interest at the cost of the party defending such action.

11.         Financial Condition of Company.  Berg and the Purchasers are each presently informed of the financial condition of the Company and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of non-payment of the Secured Obligations owing to them.  Berg and the Purchasers each waive any right to require the other to disclose to it any information which the other may now or hereafter acquire concerning the Company.

12.         Waiver of Jury Trial.  THE PURCHASERS AND BERG EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO:  (I) THIS AGREEMENT; OR (II) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT BETWEEN THE PURCHASERS AND BERG RELATING TO THE COMPANY; OR (III) ANY CONDUCT, ACTS OR OMISSIONS OF THE PURCHASERS OR BERG OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH THE PURCHASERS OR BERG, RELATING TO THE COMPANY, IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.

13.         General.  Berg and the Purchasers are not in any manner to be construed to be partners or joint venturers or to have any other legal relationship other than as expressly set forth in written agreements between them.  Berg and the Purchasers each agree to execute all such documents and instruments and take all such actions as the other shall reasonably request in order to carry out the purposes of this Agreement, including without limitation appropriate amendments to financing statements executed by the Company in favor of Berg or the Purchasers in order to refer to this Agreement (but this Agreement shall remain fully effective notwithstanding any failure to execute any additional documents, instruments, or amendments).  Berg and the Purchasers each represents and warrants to the other that it has not heretofore transferred or assigned any financing statement naming the Company as debtor and it as secured party, and that it will not do so without first notifying the other in writing, and delivering a copy of this Agreement to the proposed transferee or assignee, and obtaining the acknowledgment of the proposed transferee or assignee that the transfer or assignment is subject to all of the terms of this Agreement.  This Agreement is solely for the benefit of the Purchasers and Berg and their successors and assigns, and neither the Company nor any other person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement, provided that this Agreement extends certain rights to Bank in concert with the Bank Intercreditor Agreement.  This Agreement sets forth in full the terms of agreement between Berg and the Purchasers with respect to the subject matter hereof, and may not be modified or amended, nor may any rights hereunder be waived, except in a writing signed by Berg and the Purchasers.  In the event of any litigation between the parties based upon or arising out of this Agreement, the prevailing party shall be entitled to recover all of its costs and expenses (including without limitation attorneys’ fees) from the non-prevailing party.  This Agreement shall be binding upon the parties hereto and their respective successors and assigns, and shall be construed in accordance with, and governed by, the laws of California.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

14.         Purchasers’ Agent.  Berg acknowledges that Purchasers’ Agent has been authorized by the Purchasers to act for the Purchasers in all matters under the Security Agreement and he agrees to accept the acts and writings of the Purchasers’ Agent on their behalf.  Each of the undersigned Purchasers agrees that all acts and writings of the Purchasers’ Agent consistent with the terms of this Agreement shall be binding on such Purchaser for all purposes under this Agreement.

IN WITNESS WHEREOF, the undersigned have executed and delivered this Intercreditor Agreement as of January 24, 2006.

/s/ Carl Berg
CARL E. BERG

PURCHASERS’ AGENT

By:	/s/ Thomas Boucher Jr.

Name:	Thomas Boucher Jr.

PURCHASER

Name:

By:

Title:

SIGNATURE PAGE FOR INTERCREDITOR AGREEMENT

COMPANY’S CONSENT AND AGREEMENT

The Company consents to the terms of this Intercreditor Agreement and agrees not to take any actions inconsistent therewith.  The Company agrees to execute all such documents and instruments and take all such actions as Berg or the Purchasers’ Agent on behalf of the several Purchasers shall reasonably request in order to carry out the purposes of this Agreement, including without limitation appropriate amendments to financing statements.

FOCUS ENHANCEMENTS, INC.

By:	/s/ Brett Moyer

Title:	President & CEO

EXHIBIT A

SCHEDULE OF PURCHASERS

[See Exhibit A to Note Purchase Agreement]